Exhibit 99.1

TMT Acquisition Corp Announces Adjournment of Extraordinary General Meeting

New York, New York, March 28, 2024 /Globe Newswire/ — TMT Acquisition Corp (Nasdaq: TMTCU, TMTC, and TMTCR) (the “Company”) announced today that the extraordinary general meeting originally scheduled for March 19, 2024, and previously adjourned to March 22, 2024, and further adjourned to March 28, 2024 (the “Extraordinary General Meeting”) has been permanently adjourned.

The Extraordinary General Meeting had been previously called for the purposes of considering and voting upon the Extension Amendment Proposal, a proposal, by special resolution, to amend the Company’s Second Amended and Restated Memorandum and Articles of Association in their entirety and the substitution in their place by the third amended and restated memorandum and articles of association of the Company, which provides that the Company may elect to extend the date by which the Company has to consummate a business combination for a total of up to seven (7) times, as follow: (i) one (1) time for an additional three (3) months from March 30, 2024 to June 30, 2024; and subsequently (ii) six (6) times for an additional one (1) month each time from June 30, 2024 to December 30, 2024, if requested by the Sponsor (as defined herein) and upon two calendar days’ advance notice prior to the applicable deadline (such proposal, the “Extension Amendment Proposal”).

If the Extension Amendment Proposal had been approved, the Sponsor or its designees would have contributed to the Company as a loan, the lesser of (a) $165,000 or (b) $0.10 per public share that is not redeemed, for the additional three (3) month extension from March 30, 2024 to June 30, 2024 and the lesser of (x) $55,000 or (y) $0.03 per public share that is not redeemed, for each month during the subsequent additional one (1) month extensions from June 30, 2024 to December 30, 2024, that is needed to complete an initial business combination.

According to the Company’s Second Amended and Restated Memorandum and Articles of Association, the Company’s sponsor or its affiliates or designees will proceed with extensions by depositing $600,000 into the trust account for each three month extension (unless such terms are otherwise subsequently amended by shareholders of the Company).

In connection with the Extraordinary General Meeting, certain shareholders have tendered their public shares to Continental Stock Transfer & Trust Company (the “Transfer Agent”) for redemption. The Company will instruct the Transfer Agent to return the public shares to the persons who tendered them for redemption.

About TMT Acquisition Corp

TMT Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company (SPAC) formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. TMT Acquisition Corp is led by Dajiang Guo, Chairman and Chief Executive Officer, and Jichuan Yang, Chief Financial Officer, who are growth-oriented executives with a long track record of value creation across industries.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contact:

Dajiang Guo

Email: dguo@tmtacquisitioncorp.com

Tel.: 347-627-0058